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                                                                     EXHIBIT 2.3

                            MUTUAL WAIVER AGREEMENT

         This Mutual Waiver Agreement (this "Agreement") is entered into on August 29, 1996, by and among National Energy Group, Inc., a Delaware corporation ("NEG"), NEG-OK, Inc., a Delaware corporation ("Acquisition"), and Alexander Energy Corporation, an Oklahoma corporation ("Alexander").

         WHEREAS, NEG, Acquisition and Alexander entered into that certain Agreement and Plan of Merger dated June 6, 1996, as amended by the First Amendment to Agreement and Plan of Merger, dated as of June 20, 1996, by and among NEG, Acquisition and Alexander (the "Merger Agreement"); and

         WHEREAS, each of the parties believes that the Merger is in the best interests of their respective shareholders and desire to proceed with the Closing and consummate the Merger; and

         WHEREAS, in connection with such Closing, the parties desire to hereby
(i) waive certain breaches of the covenants set forth in Article IV of the Merger Agreement, (ii) waive all conditions to closing set forth in Article V of the Merger Agreement which have not been satisfied as of immediately prior to the Effective Time, and (iii) waive certain breaches of the representations and warranties set forth in Articles II and III of the Merger Agreement; and

         WHEREAS, NEG, Acquisition and Alexander acknowledge that this Agreement does not supersede any term, condition or obligation set forth in the Merger Agreement or any agreement contemplated thereby except as expressly set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1.      Defined Terms.   Unless otherwise defined herein all terms
used with initial capital letters will have the meanings assigned to them in the Merger Agreement.

         2.      Waivers by Alexander.     Alexander hereby agrees to waive any
and all non-compliance or breaches by NEG or Acquisition of the terms and conditions set forth in Sections 4.2(c)(iii), 4.2(c)(vii), 4.2(c)(viii), 4.2(c)(xi), 4.09 and 4.10 of the Merger Agreement, including without limitation the following actions by NEG or Acquisition: (a) NEG's agreement to issue stock options for 5,000 shares of NEG Common Stock to Larry Douglas, as a bonus incentive for such person to accept employment with NEG, (b) NEG amendment of its charter pursuant to the form of Certificate of Amendment to the NEG Certificate of Incorporation attached hereto as Exhibit A, (iii) NEG's increase of the compensation of Connie Binz and Tammy Sims, (iv) the expired letter of intent in which NEG entered into in June, 1996 to purchase 100% of the interests in properties located in Lafourche Parish, Louisiana for $8.25 million payable in shares of NEG Common Stock, (v) NEG's increase, immediately after the Effective Time of the Merger, of the size of the NEG board of directors to eleven, (vi) NEG's failure to deliver at Closing the options and warrants to be issued to holders of Alexander options and warrants, and
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(vii) NEG's sale of 33 marginal properties for approximately $100,000.
Alexander hereby acknowledges that NEG and Acquisition have updated certain of their Schedules to the Merger Agreement, and Alexander hereby approves such updated Schedules and waives any and all breaches of NEG's or Acquisition's representations and warranties in the Merger Agreement which may have resulted from information which has been corrected in such updated Schedules. Alexander hereby waives any and all conditions to closing set forth in Sections 5.01 and
5.03 of the Merger Agreement, which have not been satisfied as of immediately prior to the Effective Time.

         3.      Waivers by NEG and Acquisition.   Each of NEG and Acquisition
hereby agrees to waive any and all non- compliance or breaches by Alexander of the terms and conditions set forth in Section 4.01(c) of the Merger Agreement, including without limitation the following actions by Alexander: (i) the reinstatement of the three limited partnerships for which Alexander acts as general partner. NEG and Acquisition hereby acknowledge that Alexander has updated certain of its Schedules to the Merger Agreement, and NEG and Acquisition hereby approve such updated Schedules and waive any and all breaches of Alexander's representations and warranties in the Merger Agreement which may have resulted from information which has been corrected in such updated Schedules. NEG hereby waives any and all conditions to closing set forth in Sections 5.02 and 5.03 of the Merger Agreement, which have not been satisfied as of immediately prior to the Effective Time.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                        NATIONAL ENERGY GROUP, INC.


                                        By: /s/ Miles D. Bender
                                            -----------------------------------
                                            Miles D. Bender, President


                                        NEG-OK, INC.


                                        By: /s/ Miles D. Bender
                                            -----------------------------------
                                            Miles D. Bender, President


                                        ALEXANDER ENERGY CORPORATION


                                        By: /s/ Bob G. Alexander
                                            -----------------------------------
                                            Bob G. Alexander, President